UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 5, 2007
(Date of earliest event reported)
PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)
(585) 385-6666
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 5, 2007, Paychex, Inc. (the “Company”) entered into a 10b5-1 Repurchase Plan with J.P.Morgan Securities Inc. (“JP Morgan”) to purchase up to $250 million of the Company’s common stock pursuant to the requirements of and in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Plan”). The Plan will allow the Company’s Rule 10b-18 share repurchase program, which was announced on July 12, 2007 and commenced on August 6, 2007, to continue during periods in which the Company may be aware of material nonpublic information.
Pursuant to the terms of the Plan, JP Morgan, as agent for the Company, will purchase varying percentages of the maximum daily target volume allowable under Rule 10b-18 when the Company’s common stock is trading at various price ranges. Any purchases under the Plan will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.
The description of the Plan in this Item 1.01 is qualified in its entirety by reference to the text of the Plan, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
As previously reported in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007, the Company has unused borrowing capacity available under an uncommitted, secured, short-term line of credit in the amount of $350 million at the market rate of interest with JP Morgan Chase Bank, N.A. that expires in February 2008. The credit facility is evidenced by a Promissory Note and is secured by a Pledge Security Agreement. No amounts were outstanding against this line of credit during fiscal 2007 or as of May 31, 2007.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
The following exhibit relating to Item 1.01 of this Form 8-K is filed herewith:
+	10.1 10b5-1 Repurchase Plan between Paychex, Inc. and J.P. Morgan Securities Inc. dated November 5, 2007.
+	The Company has requested confidential treatment of certain information contained in this exhibit. Such information has been filed separately with the Securities and Exchange Commission pursuant to the Company’s application for confidential treatment under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCHEX, INC.

Date: November 6, 2007	/s/ Jonathan J. Judge

Jonathan J. Judge
President and Chief Executive Officer

Date: November 6, 2007	/s/ John M. Morphy

John M. Morphy Senior Vice President, Chief Financial Officer, and Secretary